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                                                                    EXHIBIT (6)1

                               2977541 CANADA INC.
                                  DANIEL BENOIT

                                       AND

                             AXYN CANADA CORPORATION

                                       AND

                                AXYN CORPORATION





                               PURCHASE AGREEMENT







                                      GS:kd
                                   1999-06-18
                               File No. 39186-1004


                                 SOLOWAY, WRIGHT
                            BARRISTERS AND SOLICITORS
                             427 LAURIER AVENUE WEST
                                    SUITE 900
                                 OTTAWA, ONTARIO
                                     K1R 7Y2



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                               PURCHASE AGREEMENT


MEMORANDUM OF AGREEMENT in duplicate this 18th day of June, 1999.


BETWEEN:

            2977541 CANADA INC. AND DANIEL BENOIT

                             hereinafter referred to as the "VENDORS"

                             OF THE FIRST PART

                                      AND:
                             AXYN CANADA CORPORATION
                             a company incorporated under the laws
                             of Ontario

                             hereinafter referred to as the "PURCHASER"

                             OF THE SECOND PART


                                      AND:
                             AXYN CORPORATION
                             a company incorporated under the laws
                             of Colorado

                             hereinafter referred to as the "AXYN"

                             OF THE THIRD PART



                THIS AGREEMENT WITNESSES that for and in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the parties covenant and agree as follows:


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                                       2

                1. PURCHASE AND SALE OF SHARES

        1.1 Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, the Vendors agree to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from the Vendors as at and from the close of business on June 30, 1999 (the "CLOSING DATE") 10,460,031 issued and outstanding common shares in the capital stock of Syscan International Inc. (the "PURCHASED SHARES").


1. PURCHASE PRICE AND PAYMENT

                1.1 Purchase Price and Payment. The purchase price payable to the Vendors for the Purchased Shares shall be satisfied as follows:

1.2

                        i) as to the sum of $75,000.00 U.S. by the payment made on or about April 26, 1999, which the Vendors hereby acknowledge receipt of;

                       ii) as to the sum of $25,000.00 U.S. by the delivery to the Vendors of 25,000 shares of Axyn Technologies Corporation, which the Vendors acknowledge receipt of;

                      iii) as to the sum of $150,000.00 U.S. by the issuance on the Closing Date of 150,000 shares of the Purchaser which shall be convertible one for one into an equal number of freely tradable shares of AXYN;

                       iv) by the issuance in escrow in favour of Vendors counsel, on the Closing Date of 1,150,000 shares of the Purchaser which shall be convertible one for one into an equal number of shares of AXYN.

                                    2.2 Share Restrictions. The Vendors
acknowledge that they will be subject to restrictions on the sale of shares of AXYN and the Purchaser, as the case may be, in accordance with the laws of the United States and Canada, the applicable securities regulations thereto and the terms of this Agreement. The Shares issued to the Vendors shall bear such restrictions on the face of the share certificates. The restrictions on the transfer of the common shares issued by the Purchaser pursuant to this Agreement shall be removed upon the Purchaser's compliance with applicable securities regulations in the relevant jurisdiction and in proportion to all other issued common shares of AXYN. The Vendors acknowledge that in addition to any applicable restrictions in Canada or the United States, that the shares of the Purchaser and of AXYN, as the case may be, shall be held in escrow by Vendors counsel and released as to 1/3 on May 19, 2000, as to 1/3 on May 19, 2001 and as to the balance on May 19, 2002.


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                                       3


                1. REPRESENTATIONS AND WARRANTIES.

1.1 Representations and Warranties of the Vendors. The Vendors represent and warrant as follows to the Purchaser and acknowledges that the Purchaser is relying on such representations and warranties in connection with the purchase by it of the Purchased Shares:

                        (a) Corporate Status. Syscan International Inc. (the "CORPORATION") is a corporation duly incorporated and organized and validly subsisting in good standing under the laws of Canada. The Corporation has the corporate power, authority and capacity to own its property and to carry on its business as now being conducted by it. No bankruptcy, insolvency or receivership proceedings have been instituted or are pending against the Corporation and the Corporation is able to satisfy its liabilities as they become due.

                        (a) Authorized and Issued Capital. The authorized capital of the Corporation consists of an unlimited number of common shares of which 11,878,830 have been validly issued to the Vendors and are outstanding as fully paid and non-assessable (the "TOTAL SHARES"). No shares, options, warrants or other rights for the purchase, subscription or issuance of shares or other securities of the Corporation or securities convertible into or exchangeable for shares of the Corporation have been authorized or agreed to be issued or are outstanding, which would have the effect of reducing the percentage ownership represented by the Purchased Shares below 56.69%.

                        (a) Purchased Shares. The Vendors are the legal and beneficial owners of the Purchased Shares. On the Closing Date, the Purchaser shall acquire good and marketable title to the Purchased Shares, free and clear of all agreements, mortgages, liens, charges, pledges, hypothecs, security interests, encumbrances or other rights or claims of others, save and except for an escrow agreement dated August 19, 1997 between the Vendors, Montreal Trust Company and the Corporation. The Total Shares constitute all of the issued and outstanding shares in the capital of the Corporation owned by the Vendor and as set out in the escrow agreement dated August 19, 1997 between the Vendors, Montreal Trust Company and the Corporation and there are no restrictions on the transfer of the Purchased Shares except those set forth in the escrow agreement.

                        (a) No Other Agreements. No person, firm or corporation has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from the Vendors of any of the Total Shares.

                        (a) Corporate Records. The corporate records and minute books of the Corporation contain complete and accurate minutes of all meetings of and copies of all by-laws and all resolutions passed by the directors and shareholders of the Corporation since its incorporation. All such meetings were duly called and held, all



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such by-laws and resolutions were duly passed and the share certificate books, registers of shareholders, registers of transfers and other corporate registers of the Corporation are complete and accurate in all material respects.

                        (a) Accurate Records. The books and records of the Corporation fairly and correctly set out and disclose in all material respects, in accordance with generally accepted accounting principles, the financial position of the Corporation as at the date of this Agreement and all financial transactions relating to the Corporation have been accurately recorded in those books and records.

                        (a) Financial Statements. The audited financial statements of the Corporation as at December 31, 1998 (the "BALANCE SHEET DATE") and the unaudited financial statements of the Corporation for the quarter ended March 31, 1999 and for the period then ended have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with those of previous fiscal years and are true and correct and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of the Corporation as at the Balance Sheet Date, and the sales and earnings of the Corporation during the period covered by those financial statements.

                        (a) Title to Assets. The Corporation has good and marketable title to all of its properties and assets, free and clear of all mortgages, pledges, charges, hypothecs, liens, title retention agreements, security interests, encumbrances or rights of others of any kind or character, other than those disclosed on the balance sheet of the Corporation.

                        (a) Undisclosed Liabilities. The Corporation has no liabilities (whether accrued, absolute, contingent or otherwise) of any kind except liabilities incurred in the ordinary course of business since March 31, 1999 which are not inconsistent with past practice, and are not, in the aggregate, material and adverse to the business, properties, assets, financial condition or results of operation of the Corporation.

                        (a) No Loans. After the Closing Date, assuming that the Corporation will have paid the loan of $30,000.00 granted by 2977541 Canada Inc. on June 9, 1999, no loans by the Corporation or other indebtedness due to the Corporation shall be outstanding (other than the normal salaries, bonuses, fringe benefits and the obligation to reimburse for expenses incurred on behalf of the Corporation in the normal course of employment) from the Vendors or from any person or corporation not dealing at arm's length or who is affiliated (as those terms are used in the INCOME TAX ACT (Canada)) with the Vendors.

                        (a) Tax Returns. The Corporation has duly filed all tax returns required to be filed by it (including all information returns as to which non-filing or late filing could result in interest or penalties), has made complete and accurate disclosure in such returns and has duly paid all taxes due from it to federal, provincial or


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local taxing authorities, including, without limitation, those due in respect of its properties, income, capital, sales, use of property and payroll. The Corporation has also paid all assessments and reassessments and all other taxes, governmental charges, penalties, interest and fines due and payable by the Corporation up to the date of this Agreement. The Corporation has made adequate provision for and will have sufficient cash on hand to satisfy any taxes which are payable during the current fiscal period for which tax returns are not yet required to be filed. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or reassessment of income tax or the filing of any tax return by, or payment of any tax by, or levying of any governmental charge against the Corporation. There are no actions, audits, assessments, reassessments, suits, proceedings, investigations or claims now threatened or pending against the Corporation in respect of taxes or governmental charges or any matters under discussion with any governmental authority relating to taxes or governmental charges asserted by any such authority. The Corporation has withheld from each payment made by it the amount of all taxes and other deductions required to be withheld from it and has paid the same to the proper taxing or other authority within the time prescribed under any applicable legislation or regulation.

                        (a) Ordinary Course. Since March 31, 1999, other than in the ordinary course of business:

(i) the Corporation has not carried on any business, other than its ordinary continuing business;

(i) no capital expenditures have been made or authorized by the Corporation;

(i) there has been no material change in the affairs, business, prospects, operations or condition of the Corporation, financial or otherwise;

(i) the Corporation has not transferred, assigned, sold or otherwise disposed of any of its property or assets other than those disclosed in writing to the Purchaser;

(i) the Corporation has not suffered an extraordinary loss nor waived any rights of material value nor entered into any material commitment or transaction;

(i) the Corporation has not declared or paid any dividends or declared or made any other distribution on any of its securities or shares, and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its securities or shares or agreed to do so except as disclosed in writing and agreed to by the Purchaser;

(i) the Corporation has not incurred or assumed any obligation or liability (fixed or contingent), except secured and unsecured current obligations and liabilities, particulars of which have been disclosed in writing to the Purchaser or its representatives; or

(i) the Corporation has not amended or changed or taken any action to amend or


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change its constating documents.

                        (a) Non-Arm's Length Transactions. The Corporation has not entered into any contracts, agreements, options or arrangements or incurred or assumed any obligation or liability (whether fixed or contingent) with, on behalf of or with respect to the Vendors or any other non-arm's length person or any affiliate of the Vendors (as those terms are defined in the INCOME TAX ACT (Canada)), whether jointly or severally.

                        (a) Material Contracts. The Corporation is not a party to nor bound by any material agreement, contract or commitment, whether written or oral, of any nature or kind whatsoever, other than those disclosed on
Schedule 4. The Corporation is not in default or breach of any agreement, contract or commitment and there exists no state of facts which after notice or lapse of time or both would constitute a default or breach and all agreements, contracts or commitments are now in good standing and in full force and effect without amendment and the Corporation is entitled to all benefits under them.

                        (a) Leases. The Corporation is not a party to any lease of real property or agreement in the nature of a lease, whether as lessor or lessee, other than those disclosed on Schedule 5.

                        (a) Consents. There are no consents, authorizations, licenses, franchise agreements, permits, approvals or orders of any person or government required to permit the Vendors to complete the transactions contemplated by this Agreement.

                        (a) No Breaches of Charter or Other Agreements. Neither the Vendors nor the Corporation are a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, arbitration award, charter or by-law provisions, order or judgment which would be violated, contravened, breached by or under which any default would occur as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by it or which might prevent or interfere with the use of the Corporation's assets or which may limit or restrict or otherwise adversely affect the Corporation's business, properties, assets or financial condition. The entering into of this Agreement and the consummation of the transactions contemplated in it will not:

(i) give rise to any right of acceleration by any person in respect of any indebtedness or other obligation of the Corporation; or

(i) result in the loss of any rights, privileges or advantages presently enjoyed by the Corporation.

                        (a) No Actions. There is no suit, action, litigation, arbitration, proceeding or governmental proceeding, including appeals and applications


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for review, in progress, pending or threatened against or involving the
Corporation or relating to the Total Shares (collectively referred to as "actions") and the Vendors are not aware of any existing ground on which any actions might be commenced with any reasonable likelihood of success. There is not presently outstanding any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator (collectively referred to as "judgments")against the Corporation or which would affect the Vendors' ability to sell the Purchased Shares as provided in this Agreement other than those actions or judgments disclosed on Schedule 6.

                        (a) Powers of Attorney. No person has any tax or other power of attorney from the Corporation with respect to any matter.

                        (a) Guarantees. The Corporation has not given nor agreed to give nor is it a party to or bound by any guarantee, indemnification, surety or other similar obligation.

                        (a) Corporate Authorization. The completion of the transaction contemplated in this Agreement has been duly and validly authorized by all necessary corporate action on the part of the Corporation and on the part of any corporate Vendor.

                        (a) Residency. The Vendors are not a non-resident of Canada within the meaning of the INCOME TAX ACT (Canada).

                        (a) Subsidiaries. The Corporation does not own shares in any other corporation and has not agreed to acquire any shares in the capital of any other corporation or to acquire or lease or invest, directly or indirectly, in any other business operation.

                        (a) Securities Legislation. The sale of the Purchased Shares by the Vendors to the Purchaser will be made in compliance with all applicable securities legislation.

                        (a) Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of the Vendors enforceable against them in accordance with its terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting creditors' rights and that equitable remedies such as specific performance and injunction are in the discretion of the Court from which they are sought.

                        (a) Family Law Act. No order has been given under the FAMILY LAW ACT OF QUEBEC nor is there any application pending under that Act that affects the Purchased Shares in any manner.

                        (a) No Relevant Information. None of the representations


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and warranties in this section 3.1 contains any untrue statement of material fact or omits to state any material fact necessary to make any representation or warranty not misleading to a prospective purchaser of the Purchased Shares seeking full information concerning the matters which are the subject of those representations and warranties.

1.1 Representations and Warranties of the Purchaser. The Purchaser and AXYN represent and warrant as follows to the Vendors and acknowledge that the Vendors are relying on such representations and warranties in connection with the sale of the Purchased Shares:

1.2

                        (a) Corporate Status. The Purchaser is a corporation duly continued and organized and validly subsisting in good standing under the laws of Ontario. The Purchaser has the corporate power, authority and capacity to own its property and to carry on its business as now being conducted by it. No bankruptcy, insolvency or receivership proceedings have been instituted or are pending against the Purchaser and the Purchaser is able to satisfy its liabilities as they become due.

                        (a) Corporate Authorization. The completion of the transactions contemplated by this Agreement shall be duly and validly authorized by all necessary corporate and other action of the Purchaser and AXYN prior to the Closing Date.

                        (a) Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting creditors' rights and that equitable remedies such as specific performance and injunction are in the discretion of the Court from which they are sought.

                        (a) Issue Capital. Effective as of the Closing Date contemplated by this agreement, the Shares issued to the Vendors on the Closing Date pursuant to Section 2.1 hereof shall be duly and validly issued and outstanding as fully paid and non-assessable shares of the Purchaser and will have been issued in full compliance with and all applicable securities legislation.


                                  1. COVENANTS

1.1 Covenants of the Vendors. Unless otherwise permitted, on or before the Closing Date, the Vendors covenant and agree with the Purchaser as follows:

1.2

                        (a) Non-Arm's Length Payables and Receivables. The Corporation shall have satisfied or caused to be satisfied all amounts owed by the Vendors to the Corporation in accordance with Section 3.1(j) of this Agreement.


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                        (a) Actions to Satisfy Closing Conditions. The Vendors
shall diligently take all actions and do all things necessary to ensure compliance with the conditions set forth in section 5.1 of this Agreement.

                        (a) Transfer of Purchased Shares. The Vendors shall take, and will cause the Corporation to take, all necessary steps and proceedings as approved by counsel for the Purchaser to permit the Purchased Shares to be duly and validly transferred to the Purchaser.

                        (a) Nomination of Directors and Officers. The Vendors shall cause the board of directors of the Corporation to nominate Scott Feagan as Chairman of the board of directors of the Corporation.

                        (a) Releases. The Vendors shall cause to be executed and delivered to the Purchaser at the Closing Date a release in the form attached to this Agreement as Schedule 2.

                        (a) Tax Returns. Within 90 days of the Closing Date, the Vendors shall cause the Corporation to duly and timely file all financial, securities and tax returns required to be filed since the Balance Sheet Date and promptly pay all taxes, assessments and governmental charges shown on those tax returns to be due and payable and shall cause the Corporation not to enter into any agreement, waiver or other arrangement providing for an extension of time with respect to the filing of a tax return or the payment or assessment of any tax or governmental charge.

                        (a) Consulting Services Agreements. Daniel Benoit shall enter into consulting services agreements with the Purchaser in accordance with
Section 9.2 of this Agreement.

                        (a) Employee Agreements. The Corporation shall cause all key employees of the Corporation, as determined by the Purchaser, to enter into employment and non-compete agreements with the Purchaser.

4.2 Covenants of the Purchaser and AXYN. The Purchaser and AXYN covenant and agree with the Vendors as follows:

                        (a) Due Diligence. Before entering into this Agreement, the Purchaser has performed a complete due diligence of the Corporation up to March 31, 199 and is fully satisfied with it. It is aware that the Corporation has incurred losses of $336,465.00 for the first quarter ended March 31, 1999.

                        (b) Release. The Purchaser shall cause to be executed and delivered to the Vendors at the Closing Date a release in the form attached to this Agreement as Schedule 3.

                        (c) Issuance of Shares. The Purchaser shall issue the


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shares set out in Section 2.1 to the Vendors.

                        (d) Escrow of Shares. AXYN shall set aside and issue in trust for the Vendors sufficient shares of AXYN equal to the number of shares of the Purchaser convertible into AXYN shares.


                        1. CONDITIONS

1.1 Conditions for the Benefit of the Purchaser. The purchase and sale of the Purchased Shares is subject to the following terms and conditions for the exclusive benefit of the Purchaser to be fulfilled or performed at or prior to the times specified in this section:

                        (a) Covenants and Warranties. The covenants, representations and warranties of the Vendors contained in this Agreement or in any other document delivered pursuant to it shall be true and correct as of the Closing Date with the same force and effect as if such covenants, representations and warranties had been made on and as of that date.

                        (a) Compliance. The Vendors shall have performed or complied with all covenants and agreements in this Agreement to be performed or caused to be performed or complied with by them prior to the time specified in this Agreement for performance or compliance.

                        (a) No Changes. On the Closing Date, there shall have been no material adverse change in the properties, assets, liabilities, affairs, financial condition or prospects of the Corporation from that shown on or reflected in the financial statements attached to in this Agreement as Schedule 1, except as otherwise disclosed in this Agreement. The title of the Vendors to the Purchased Shares and all other matters in the opinion of the Purchaser's counsel which are material in connection with the transactions contemplated in this Agreement shall be subject to the favourable opinion of that counsel.

                        (a) No Actions. On the Closing Date, no action or proceeding in Canada or the United States by law or in equity shall be existing or threatened by any person, company, firm, governmental authority, regulatory body or agency to enjoin, restrict or prohibit the purchase and sale of the Purchased Shares contemplated by this Agreement.

                        (a) Consents. On or before the Closing Date, there shall have been obtained from all appropriate federal, provincial, municipal or other governmental, non-governmental or administrative bodies all such approvals, licences and consents in form and terms satisfactory to the Purchaser as may be required in order to permit the implementation of the transactions contemplated in this Agreement without affecting or resulting in the cancellation or termination of any licence or permit


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required in the conduct of the Corporation's business.

                        (a) Closing Deliveries. The Vendors shall deliver to the Purchaser on the Closing Date those items set forth in section 8.1 of this Agreement in form and content satisfactory to the Purchaser and its counsel.

                        (a) Change of Control Filing. The Vendors shall prepare at their expense to be filed within the time period prescribed by the INCOME TAX ACT (Canada) and any other applicable legislation, all tax returns and tax filings required to be made by the Corporation consequent upon the acquisition of control of the Corporation by the Purchaser, within 90 days of the Closing Date in accordance with section 4.1(f) of this Agreement.

                        (a) Unfulfilled Conditions. If any of the foregoing conditions is not fulfilled or performed as at the Closing Date unless otherwise specified in this section to the satisfaction of the Purchaser, the Purchaser may:

                        (i) give notice thereof to the Vendors, whereupon this Agreement shall be terminated and each of the parties shall be released from all of its obligations under it without further liability whatsoever and the Vendors shall return all payments received up to the date thereof, whether such payments be in the form of cash or shares; or

                        (ii) waive compliance with any of these conditions in whole or in part if it sees fit to do so without prejudice to any of its rights of termination in the event of non-performance of any other condition in whole or in part, provided that any waiver shall be binding upon the Purchaser only if it is in writing; or

                        (iii) require the Vendors to indemnify the Purchaser in respect of any costs incurred in fulfilling or performing the conditions outlined in this Section.

1.1 Conditions for the Benefit of the Vendors. The purchase and sale of the Purchased Shares is subject to the following terms and conditions for the exclusive benefit of the Vendors to be fulfilled or performed at or prior to the times specified in this section:

1.2

                        (a) Covenants and Warranties. The covenants, representations and warranties of the Purchaser and AXYN contained in this Agreement or in any other document delivered pursuant to it shall be true and correct as of the Closing Date with the same force and effect as if such covenants, representations and warranties had been made on and as of that date.

                        (a) Compliance. The Purchaser and AXYN shall have performed or complied with all covenants and agreements in this Agreement to be performed or caused to be performed or complied with by it prior to the time specified in this Agreement for performance or compliance.


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                        1. INDEMNIFICATION

1.1 Indemnification of Purchaser. Subject to the provisions of paragraph 6.2, the Vendors covenant and agree to indemnify and save harmless the Purchaser of and from any costs whatsoever arising out of or pursuant to:

                        (a) any reassessment for income, sales, excise, corporate or other tax of the Corporation (and all interest or penalties relating to it) for any period up to and including the Closing Date;

                        (a) all judgements and awards against the Corporation, including all interest and penalties, in consequence of any action, suit or proceeding, whether or not disclosed to the Purchaser and whether or not commenced after the Closing Date, if based upon any acts or omissions or other circumstances which occurred or arose prior to the Closing Date;

                        (a) any loss, costs and expenses suffered by the Purchaser as a result of any breach of any representation, warranty or covenant on the part of the Vendors contained in this Agreement or in any schedule to it; and

                        (a) all claims, demands, costs and expenses, including all reasonable legal, audit and other professional fees, incurred in respect of any of the foregoing.

                        1.1 Notwithstanding the provisions of paragraph 6.1, the indemnification of the Purchaser is subject to the following terms and conditions:

1.2

                        (a) the same accounting principles used by Samson Belair for the years 1996, 1997 and 1998, provided that the principles are in accordance with generally accepted accounting principles, will prevail up to the Closing Date;

                        (b) 300,000 shares of the Purchaser will be deposited by the Vendors in trust with Lavery, de Billy. Any amount to be paid by the Vendors to the Purchaser pursuant to this section will be paid in shares of the Purchaser on the basis of the market value of the shares of AXYN at the time an amount is payable by the Vendors, subject to a minimum value of $2.00 U.S. per share;

                        (c) the 300,000 shares deposited in trust with Lavery, de Billy will be released as follows in favour of the Vendors:

                        (i) one third on May 19, 2000;
                        (ii) one third on May 19, 2001; and
                        (iii) one third on May 19, 2002.


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                                       13


6.3 Survival. The conditions, covenants, representations and warranties of the parties to this Agreement or in any certificates or documents delivered pursuant to it or in connection with the transactions contemplated in it and the rights of Indemnification set out in Section 6 of this Agreement shall continue in full force and effect after the Closing Date, and shall not merge for a period of one and a half (1 1/2) years from the Closing Date, except for the representations contained in Section 3.1(k) which shall not merge for a period ending immediately after the date that a Revenue authority no longer has the right to re-assess the Corporation.

                        7. CLOSING ARRANGEMENTS

7.1 Deliveries. On or before the Closing Date and upon fulfilment of all of the conditions in this Agreement which have not been waived by the Purchaser, the Vendors shall deliver to the Purchaser:


                        (a) certificates representing the Purchased Shares duly endorsed in blank for transfer or accompanied by a duly executed stock transfer power;

                        (b) all necessary directors' and shareholders' resolutions of the Vendors consenting to and authorizing the sale of the Purchased Shares;

                        (c) a certificate of status for the Corporation dated a current date;

                        (d) release of the Vendor outlined in the form attached as Schedule 2;

                        (e) consulting and non-competition agreements for the Vendors.

7.2 On or before the Closing Date and upon fulfilment of all of the conditions in this Agreement which have not been waived by the Vendors, the Purchaser shall deliver to the Vendors:

                        (a) share certificates representing the shares of the Purchaser in accordance with section 2.1 of this Agreement;

                        (b) copies of all necessary directors' resolutions of the Purchaser and AXYN authorizing the issuance of the Shares;

                        (c) release of the Purchaser outlined in the form attached as Schedule 3;

                        (d) a certificate of status for the Purchaser and AXYN dated a current date.


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7.3 Place of Closing. The closing shall take place at Montreal on the Closing
Date at the offices of the Corporation.


                        8. GENERAL MATTERS

8.1 Schedules. The following are the schedules attached to and incorporated in this Agreement by reference and deemed to be part of this Agreement:

            Schedule 1 - December 31, 1998 and March 31, 1999 Financial
                         Statements
            Schedule 2 - Release of the Vendors
            Schedule 3 - Release of Purchaser
            Schedule 4 - Material Contracts
            Schedule 5 - Leases
            Schedule 6 - Actions against Corporation
            Schedule 7 - Commission Payment Agreement
            Schedule 8 - Consulting Services Agreement
            Schedule 9 - Employment Agreement


8.2 Currency. All dollar amounts referred to in this agreement are in United States funds unless otherwise specified.

8.3 Entire Agreement. This Agreement, including the schedules to it, together with the agreements and other documents to be delivered pursuant to it, constitute the entire agreement between the parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of it. No amendment, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound by it. No waiver of any provision of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar) nor shall that waiver constitute a continuing waiver unless expressly provided.

8.4 Governing Laws. This Agreement shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in it and shall be treated in all respects as an Ontario contract. The parties attorn to the exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising under this Agreement or any of the schedules or documents to be entered into or delivered pursuant to it.

8.5 Expenses. Unless otherwise specified herein, all costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transactions contemplated by it shall be paid by the party incurring the cost or expense.

8.6 Notices. Any notice or other writing required or permitted to be given under this Agreement may be delivered personally or sent by prepaid registered mail or transmitted by telex, facsimile or other form of recorded telecommunication transmission:


                        (a) to the Vendors at:

            802-11 O'Reilly
            Verdun, Quebec H3E 1T6


                        (b) to the Purchaser and AXYN at:

            201-338 Montreal Road
            Vanier, Ontario K1L 6B3
            Fax: 613-742-6068

or at such other address as the parties may from time to time deliver pursuant to this section. Any notice delivered or transmitted by telex, facsimile or other form of recorded telecommunication shall be deemed to be given and received on the date of its delivery or transmission, as the case may be, provided that such day is not a Saturday, Sunday or statutory holiday. Any notice mailed shall be deemed to have been given and received on the third business day following the date of its mailing.

8.7 Further Assurances. The parties shall with diligence do all things and provide all such assurances as may be required to consummate the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing Date.

8.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original of this Agreement and fully binding upon the signatory to it, but all counterparts shall together constitute one and the same instrument.

8.9  Time of Essence.  Time shall be of the essence of this Agreement.

8.10 Language. The parties hereto have agreed that this document be drawn up in the English language. Les parties presentes ont convenu que ce document soit redige en anglais.

8.11 Successors and Assigns. This Agreement shall enure to the benefit of and be binding upon the parties to it and their respective heirs, successors, executors, administrators and assigns, as applicable. This Agreement may not be assigned or transferred by the Vendors without the prior written consent of the Purchaser, such consent not to be unreasonably withheld.

8.12 Invalidity of Provisions. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or unenforceability of any other provision hereof and any such invalid or unenforceability provision shall be deemed to be severable.



9. OTHER MATTERS

9.1 Commission Payment. After the Closing Date, the Purchaser shall cause the Corporation to pay a fee to 2977541 Canada Inc. equal to $25.00 U.S. for each printer sold by the Corporation in a fiscal year of the Corporation. The fee outlined herein shall only be payable in respect of printers sold in excess of 5,000 for each fiscal year of the Corporation for a total of 3 years. Thereafter, no additional fee will be payable. The Corporation may terminate this obligation by payment to 2977541 Canada Inc. of the fees that would have been payable to 2977541 Canada Inc. if 5,000 printers were sold in the first fiscal year, 10,000 printers were sold in the second fiscal year and 20,000 printers were sold in the third fiscal year after the Closing Date. To the extent that a fiscal period is not a full 12 months, the numbers above will be pro-rated accordingly. The parties shall agree to enter into an agreement in the form attached as Schedule 7.

9.2 Consulting Services Agreement. The Purchaser shall cause the Corporation to enter into a consulting services agreement with 2977541 Canada Inc. substantially in accordance with the terms set out in the Letter of Intent dated April 26, 1999 between the Purchaser and the Vendors, attached as Schedule 8.

9.3 Employment Agreement. The Purchaser shall cause the Corporation to enter into an employment agreement with Sylvain Benoit substantially in accordance with the terms set out in the Letter of Intent dated April 26, 1999 between the Purchaser and the Vendors, attached as Schedule 9.

9.4 Nomination of Benoit. The Purchaser shall cause Daniel Benoit to be nominated to the Board of Directors of the Purchaser. Daniel Benoit agrees to stay on as President of the Corporation until a successor has been appointed and agrees to cause Scott Feagan to be appointed as Chairperson of the Corporation.

9.5 Pre-Closing Shares. The parties acknowledge that the Vendors provided 100,000 shares of the Corporation endorsed in blank to the Purchaser's legal counsel and the Purchaser deposited 25,000 shares of Axyn Technologies Corporation with the Vendors' legal counsel in contemplation of the completion of the transactions contemplated herein. On the Closing Date, the Purchaser will return the 100,000 shares of the Corporation to the Vendors provided that all conditions of the closing have been met by the respective parties.

9.6 Total Shares Issued. The Vendors acknowledge that of the total shares held by the Vendors, the following shares are subject to the terms of the escrow agreement dated August 19, 1997 between the Vendors, Montreal Trust Company and the

Corporation:

                        i) Total # of shares held by the Vendors 11,878,830

                        ii) Total # of shares held subject to the escrow agreement 8,372,022

                        iiii) Total # of shares freely tradable by the Vendors 3,506,808

The parties acknowledge that the Purchaser shall receive on closing all of the freely tradable shares held by the Vendor and 6,953,223 shares held subject to the escrow agreement provided that the Purchaser shall also be entitled before any other person, to the first shares released under the escrow agreement until such time as the Purchaser has received all of its 6,953,223 shares, and thereafter, the Vendors shall be entitled to the balance of shares under escrow, subject to the provisions of the option agreement described in clause 9.7 of this Agreement.

9.7 Option Agreement. The Vendors agree to enter into an option agreement with the Purchaser in respect of the balance of shares not subject to the terms of this Agreement whereby the outstanding shares shall be held in a voting trust with the voting rights to be cast by the Purchaser and whereby the Purchaser shall have the right to acquire up to 705,000 of the outstanding shares and the issuance of one share of the Purchaser for each three outstanding shares and whereby the Vendors shall have the right to cause the Purchaser to acquire up to 705,000 of the outstanding shares on the basis of three outstanding shares for each share of the Purchaser. The said shares of the Purchaser issued pursuant to the terms of this option agreement shall be convertible on a one for one basis into shares of AXYN. In the event that the Vendors wish to sell the outstanding shares to third parties, subject to the rights hereunder, the Purchaser shall have first rights of refusal on those shares on the same terms and conditions as offered to third party bone fide purchasers. The Purchaser shall have 30 days from the receipt of notice of such offer to exercise their rights of first refusal. In the event that the outstanding shares are not sold to a third party, the option rights contained herein shall expire as to 235,000 shares on May 19, 2000, as to 235,000 shares on May 19, 2001 and as to the balance on May 19, 2002.

                IN WITNESS WHEREOF the parties have executed this Agreement as of the day, month and year first above written.


                                            AXYN CANADA CORPORATION

                                            PER   _________________________c/s


                                            PER   _________________________c/s


                                            AXYN CORPORATION

                                            PER   _________________________c/s


                                            PER   _________________________c/s

                                            2977541 CANADA INC. (VENDOR)


                                            PER   _________________________c/s


                                            PER   _________________________c/s


SIGNED SEALED AND DELIVERED
   in the presence of

                                        )
__________________                      )___________________________
WITNESS                             )DANIEL BENOIT - VENDOR
                                        )

SCHEDULE 1

                     FINANCIAL STATEMENTS OF THE CORPORATION

                           DECEMBER 31, 1998 (AUDITED)

                                       AND

                           MARCH 31, 1999 (UNAUDITED)

                                   SCHEDULE 2

            RELEASE


TO:     AXYN Canada Corporation and AXYN Corporation (the "Purchaser")

AND TO: Syscan International Inc. (the "Corporation")

RE: AXYN Canada Corporation purchase of shares in the capital of the Corporation


                In consideration of the sum of One Dollar ($1.00) and of other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the undersigned hereby remises, releases and forever discharges the Purchaser and the Corporation from all manner of actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, claims or demands whatsoever which the undersigned may now have or hereafter can have, against the Purchaser or the Corporation existing up to the date of this release, including by virtue of them being or ceasing to be an officer, director, employee or contractor of the Corporation as the case may be, provided that nothing herein contained shall be construed so as to release the Purchaser from its obligations and covenants arising out of or in respect of a Purchase Agreement made the 18th day of June, 1999 in respect of the sale by the undersigned to the Purchaser of shares in the capital of the Corporation or any documents delivered pursuant to such agreement.

                DATED at Montreal this ____ day of June, 1999.




                                            -----------------------
                                            Daniel Benoit


                                            2977541 CANADA INC.

                                            Per:
                                                 Daniel Benoit
                                            Per:

                                   SCHEDULE 3

                                     RELEASE


TO:     Daniel Benoit and 2977541 Canada Inc. ("Daniel and 2977541")

RE:     AXYN Canada Corporation purchase of shares in the capital of Syscan
International Inc. (the "Corporation")


                In consideration of the sum of One Dollar ($1.00) and of other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the undersigned hereby remises, releases and forever discharges Daniel and 2977541 of and from all manner of actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, claims or demands whatsoever which the undersigned may now have or hereafter can have, against Daniel and 2977541 existing up to the date of this release, by virtue of them being an officer, director, employee or contractor of the Corporation as the case may be, except those actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, claims or demands arising from the terms of the Purchase Agreement between the parties dated June 18th, 1999.

            DATED at Montreal this       day of June, 1999.


                                            AXYN Canada Corporation

                                            Per: ____________________________c/s


                                AXYN Corporation

                                            Per: ____________________________c/s

                                   SCHEDULE 4

                               MATERIAL CONTRACTS

                                   SCHEDULE 5

                                     LEASES

                                   SCHEDULE 6

                    ACTIONS OR JUDGMENTS AGAINST CORPORATION

        SCHEDULE 7

                          COMMISSION PAYMENT AGREEMENT

        SCHEDULE 8

                          CONSULTING SERVICES AGREEMENT

                                   SCHEDULE 9

                              EMPLOYMENT AGREEMENT